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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization
First Horizon Services, LLC	Illinois
First Horizon Pharmaceutical International Limited	Ireland
First Horizon Pharmaceutical Ireland Limited	Ireland
First Horizon Pharmaceutical Netherlands B.V.	Netherlands

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  EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT